UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 15

CERTIFICATION  AND  NOTICE  OF  TERMINATION  OF  REGISTRATION  NUMBER UNDER
SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 1-14215

                              SHOWPOWER, INC.
          (Exact name of registrant as specified in its charter)

                        18420 South Santa Fe Avenue
                    Rancho Dominguez, California  90221
                              (310) 604-9676
            (Address, including zip code, and telephone number,
                   including area code, of registrant's
                       principal executive offices)

                      COMMON STOCK ($0.01 PAR VALUE)
         (Title of each class of securities covered by this Form)

                                  NONE
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(i)  [X]
   Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(1)(ii) [ ]
   Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(i)  [ ]
   Rule 12g-4(a)(2)(ii) [ ]       Rule 12h-3(b)(2)(ii) [ ]
   Rule 15d-6           [ ]

   Approximate number of holders of  record  as  of  the  certification  or
notice date:     1

GE Energy Services, Inc. ("GE Energy Services"), a wholly-owned subsidiary of General Electric Company, is the sole holder of record of the securities listed above as of the date hereof pursuant to the merger of GE Power Acquisition Corp., a wholly-owned subsidiary of GE Energy Services, with and into Showpower, Inc., which was consummated on January 28, 2000.

   Pursuant to the requirements of the Securities Exchange Act of 1934, Showpower, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 1, 2000         By: /S/ JOHN J. CAMPION
                                 Name:  John J. Campion
                                 Title:  Chief Executive Officer